EXHIBIT 10.11

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT is delivered this 1st day of September, 2002, by QC HOLDINGS, INC., a Kansas corporation (the “Corporation”) to ROBERT L. ALBIN, a resident of the state of Colorado (“Optionee”), pursuant to Section 3(b) of the Consulting Agreement dated the date hereof (the “Consulting Agreement”) between QC Financial Services, Inc. and Optionee.

1. Grant of Option. The Corporation hereby grants to Optionee an option (the “Option”) to acquire 20,000 shares of Common Stock, $.01 par value, of the Corporation (the “Common Stock”).

2. Option Exercise Price. The option exercise price per share of Common Stock is $24.50.

3. Term. This Option and the rights of the Optionee to exercise this Option, in whole or in part, will terminate on August 31, 2012.

4. Vesting. The Option granted hereby will vest at the rate of 25% per year on each of the next four anniversaries of the date of grant of the Option, subject to a continued consulting relationship by Optionee with the Corporation or any of its subsidiaries pursuant to the Consulting Agreement or continued employment of Optionee with the Corporation or any of its subsidiaries.

5. Option Not Transferable. The Option is not transferable otherwise than by will or by the laws of descent and distribution, and during the lifetime of Optionee, the Option will be exercisable only by Optionee. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, the Option, or any right hereunder, contrary to the provisions hereof, will be void and ineffective, will give no right to the purported transferee, and may, at the sole discretion of the Corporation, result in forfeiture of the Option.

6. Terms of Exercise.

A. The Option will be exercisable in whole or in part at any time or from time to time to the extent the Option has vested in accordance with Section 4 and otherwise in accordance with this Option Agreement; provided, however, that the Option may not be exercised for less than 100 shares at any one time, unless the balance of shares subject to the Option at the time is less than 100 shares, in which case the entire unexercised portion of the Option must be exercised at one time.

B. The Option is exercisable only while Optionee maintains a consulting relationship with the Corporation or any of its subsidiaries or Optionee is an employee of the Corporation or any subsidiary and, to the extent otherwise exercisable on the date of termination of the consulting or employment relationship, as follows:

(1) In the event of a termination, except because of disability, as defined in Section 22(e)(3) of the Internal Revenue Code, of Optionee, for a period of three months following the termination of consulting or employment relationship;

(2) In the event of the termination because of disability, as defined in Section 22(e)(3) of the Code, of Optionee, for a period of 12 months following the termination of the consulting or employment relationship; and

(3) In the event of the death of the Optionee while consulting with or employed by the Corporation or any subsidiary, or within the period after a termination in which the Option is exercisable under (1) or (2) above, by the estate of Optionee or by any person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of Optionee, for a period of 12 months following the death of Optionee.

C. For purposes of Section 6B, an Optionee’s consulting or employment relationship will be considered to have terminated at the close of the business day preceding the first day on which the Optionee is no longer for any reason whatsoever consulting with or employed by the Corporation or any subsidiary.

7. Manner of Exercise. The Option may be exercised by delivery of a duly signed notice in writing to such effect and the full Option exercise price of the Common Stock purchased pursuant to the exercise of the Option to the Treasurer of the Corporation or to any other officer of the Corporation appointed by the Corporation for the purpose of receiving the same; provided, however, that the Option may not be exercised at any time when the Option or the granting or the exercise thereof violates any law or governmental order or regulation. The Corporation may, in its discretion, at the time any Option is to be exercised, allow the holder thereof to surrender a portion of the Option in payment of all or any part of the Option exercise price for the Option to be exercised. The valuation of Options surrendered in a “cashless exercise” will be determined by the Corporation, in its sole discretion.

8. Issuance of Shares. Subject to the limitations of Section 14, the Corporation will cause to be delivered to Optionee a certificate for the shares of Common Stock purchased pursuant to the exercise of the Option as soon as practicable after the exercise of the Option.

9. Stockholder Rights of Optionee. Optionee will not have any rights or privileges as a stockholder of the Corporation with respect to any shares issuable upon exercise of the Option until certificates representing the shares have been issued and delivered to Optionee.

10. Not an Employment or Consulting Contract. Nothing in this Option Agreement confers on Optionee any right to continue a consulting relationship with or in the employ of the Corporation or any subsidiary or interfere in any way with the right of the Corporation or any subsidiary at any time to terminate or modify the terms or conditions of the consulting or employment relationship of Optionee.

11. Certain Changes in Common Stock.

A. Appropriate and equitable adjustment will be made in the number of shares of Common Stock subject to this Option or the Option exercise price hereof or both, in the event of any change after the date hereof in the outstanding Common Stock by reason of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation, it being the purpose of this provision to insure that, in the event of such occurrence, an Option will be adjusted to give Optionee, upon exercise of the Option, rights equivalent to the rights of a person who had held shares of Common Stock in the amount subject to the Option at the time of such corporate transaction.

B. In the event of a reorganization, merger or consolidation, as a result of which the Corporation is not the surviving or acquiring corporation, (other than as reorganization pursuant to Section 368(a)(1)(F) of the Code) the outstanding and unexercised Option shall become exercisable in full at any time specified by the Board of Directors after the approval of the transaction by the Board of Directors, without regard to any vesting schedule set forth in this Option Agreement evidencing the Options. In the event of a reorganization, merger or consolidation, as a result of which the Corporation is not the surviving or acquiring corporation, the Board of Directors shall provide as a part of such reorganization, merger or consolidation for the payment to each holder of Options under this Plan the consideration to be received by a holder of shares of Common Stock in the reorganization, merger or consolidation as if the Option were fully exercised on the day immediately prior to the reorganization, merger or consolidation, and the Option otherwise outstanding on that day shall cease to exist and be of no further force or effect. Alternatively, the Board of Directors shall have the discretion to provide as a part of such reorganization, merger or consolidation for a substitution of options of such surviving or acquiring corporations for the Option outstanding and unexercised hereunder.

C. In the event of a change in the Common Stock of the Corporation as presently constituted, that is limited to a change of the par value status of any of its authorized shares, the shares resulting from the change will be deemed to be Common Stock within the meaning of this Option Agreement.

D. To the extent that the foregoing adjustments relate to stock or securities of the Corporation, the adjustments will be made by the Board of Directors of the Corporation, whose determination will be final, binding and conclusive.

12. Dissolution or Liquidation. A dissolution or liquidation of the Corporation will cause each outstanding Option to terminate.

13. Rights of Optionee and the Corporation.

A. Except as expressly provided in Section 11, Optionee has no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to or the Option exercise price of this Option.

B. The grant of this Option will not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14. Compliance with Securities Laws. Notwithstanding anything contained herein to the contrary, the Option may not be exercised, and the Corporation may postpone the issuance and delivery of shares upon any purported exercise of the Option, until (a) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Corporation determines to be necessary or advisable, or (b) either counsel to the Corporation advises or the Securities and Exchange Commission rules that the issuance of such shares does not require registration under any federal securities act, and insofar as any local Blue Sky law might affect the issuance of such shares, either the local Blue Sky commission rules or counsel to the Corporation advises that the issue is not subject to such local law or that such shares have been duly qualified under such law. Any person exercising the Option shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be necessary or appropriate to permit the Corporation, in the light of the then existence or non-existence of an effective registration statement under the Securities Act of 1933, as from time to time amended, with respect to such shares to issue the shares in compliance with the provisions of that or any comparable law. The Corporation shall not have any liability with respect to any Option the exercise of which is prevented by the provisions of this Section 14.

15. Entire Agreement. This Option Agreement and the Consulting Agreement referred to herein contain the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the day and year first above written.

QC HOLDINGS, INC.

By:	/s/ DON EARLY
Don Early, President

OPTIONEE:

/s/ ROBERT L. ALBIN
ROBERT L. ALBIN
2510 Tournament Drive
Castle Rock, Colorado 80108